CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of AllianzIM U.S. Large Cap 6 Month Buffer10 Jan/Jul ETF, AllianzIM U.S. Large Cap 6 Month Buffer10 Apr/Oct ETF, AllianzIM U.S. Large Cap Floor10 Jan ETF, AllianzIM U.S. Large Cap Floor10 Apr ETF, AllianzIM U.S. Large Cap Floor 10 Jul ETF, AllianzIM U.S. Large Cap Floor10 Oct ETF, each a series of AIM ETF Products Trust, under the headings “Fund Service Providers” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.
/s/ Cohen & Company, LTD
COHEN & COMPANY, LTD.
Cleveland, Ohio
July 1, 2021